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   					Exhibit 11
THE TURNER CORPORATION
AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE



PRIMARY	                              1993		       1992		      1991
Weighted average common and common
     equivalent shares outstanding	"5,186,442 "		"5,074,943 "		"4,981,152 "

Income (loss) before extraordinary gain and
"cumulative effect of accounting change,"
less  Series B preferred dividends (net of tax)
and Series C preferred dividends	"($8,035,000)"		"$792,000 "		"$10,246,000 "

"Extraordinary gain, net of tax"	-		"316,000 "		-

"Cumulative effect of accounting change,"
net of tax	-		"1,454,000 "		-

Net income (loss) available to
     common shareholders 	"($8,035,000)"		"$2,562,000 "		"$10,246,000 "


Primary earnings (loss) per common share:
     Before extraordinary gain and
        cumulative effect of accounting change	($1.55)		$0.15 		$2.06
     Extraordinary gain	-		0.06 		-
     Cumulative effect of accounting change	-		0.29 		-
     Net income (loss) per common share	($1.55)		$0.50 		$2.06






THE TURNER CORPORATION
 AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

FULLY DILUTED

 Weighted average shares outstanding used
     in the computation of primary earnings per share	"5,186,442 "		"5,074,943 "		"4,981,152 "

Conversion of Series B convertible preferred stock
     to common stock	"849,011 "		"849,494 "		"850,000 "

Weighted average common and common
     equivalent shares outstanding	"6,035,453 "		"5,924,437 "		"5,831,152 "

Income (loss) before extraordinary gain and
"cumulative effect of accounting change,"
less Series C preferred dividends and Series B
"preferred dividend differential, net of tax"	"($8,035,000)"		"$868,000 "		"$10,498,000 "

"Extraordinary gain, net of tax"	-		"316,000 "		            -

"Cumulative effect of accounting change, net of tax"	-		"1,454,000 "		            -

Net income (loss) available to common
shareholders 	"($8,035,000)"		"$2,638,000 "		"$10,498,000 "


Fully diluted earnings per common share:
     Before extraordinary gain and cumulative
        effect of accounting change	($1.33)		$0.15 		$1.80
     Extraordinary gain	-		0.05 		-
     Cumulative effect of accounting change	-		0.25 		-
     Net income (loss) per common share	($1.33)		$0.45 		$1.80

   Note:For 1992 the Series C Convertible Preferred Stock and the Convertible Debenture are antidilutive.
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